Grainger Announces New Business Leader Assignments
Court Carruthers, Mike Pulick and D.G. Macpherson to assume new responsibilities

CHICAGO, Nov. 29, 2011 - Grainger (NYSE:GWW) today announced changes in leadership assignments of three senior business leaders.  Mike Pulick, Senior Vice President and President, Grainger U.S. and Court Carruthers, Senior Vice President and President, Grainger International will rotate positions with each assuming the other's current area of responsibility.   D.G. Macpherson, who heads Grainger's Global Supply Chain, will assume an expanded role as Senior Vice President and President, Global Supply Chain and Corporate Strategy.  He will lead the extension of the company's SAP IT platform in Canada, Central and Latin American operations.

"We believe developing exceptional leaders creates competitive advantage," said Jim Ryan, Grainger's Chairman, President and Chief Executive Officer.  "We expect the extended influence of these executives will accelerate our growth in an increasingly turbulent global MRO market."

Mike Pulick joined Grainger in 1999 and has held a number of management positions in the U.S. business including Vice President, Product Management and Senior Vice President, Customer Service. He has led Grainger's U.S. operations since 2008. Court Carruthers joined Acklands-Grainger in 2002 as Vice President, Sales, served as President of the Canadian business from 2006 to 2009 and has led Grainger's international operations since 2009.  D.G. Macpherson, former Partner and Managing Director of the Boston Consulting Group, served as a strategic consultant to Grainger including supply chain development initiatives for seven years prior to joining the company as Senior Vice President, Global Supply Chain in 2008.

"Mike, Court and D.G. have proven track records of success in leading their teams to achieve aggressive goals during turbulent times," said Jim Ryan.  "Our exceptional service to global customers and solid business results can be attributed to their consistent execution of strategy, commitment to continuous improvement and talent management.  The transition of their responsibilities will be seamless with continued high performance of their respective operations and I look forward to their future contributions to Grainger's success."

The new duties and assignments will be effective January 1, 2012.

W.W. Grainger, Inc., with 2010 sales of $7.2 billion, is North America's leading broad line supplier of maintenance, repair and operating products, with an expanding presence in Europe, Asia and Latin America.

Forward-Looking Statements
This document contains forward-looking statements under the federal securities law.  The forward-looking statements relate to the company's expected future financial results and business plans, strategies and objectives and are not historical facts.  They are generally identified by qualifiers such as "expect," "plan," "will," or similar expressions. There are risks and uncertainties the outcome of which could cause the company's results to differ materially from what is projected.  The forward-looking statements should be read in conjunction with the company's most recent annual report, as well as the company's Form 10-K and other reports filed with the Securities & Exchange Commission, containing a discussion of the company's business and various factors that may affect it.

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